Exhibit 99.1

TTM Technologies, Inc. BOD Announcement Draft: Version 2	Contact: Steve Richards, CFO 714-327-3000
TTM TECHNOLOGIES, INC. ANNOUNCES NEW BOARD MEMBER
SANTA ANA, CA — November 11, 2010 — TTM Technologies, Inc. (Nasdaq: TTMI), a major global printed circuit board (PCB) manufacturer, today announced that Philip G. Franklin has been appointed to serve on the Company’s Board of Directors and its Audit Committee effective November 11, 2010. Mr. Franklin’s appointment coincides with the planned departure of Richard P. Beck, who has decided not to stand for reelection at the end of his term in May 2011. TTM’s Board now consists of 11 directors, nine of whom are independent under Nasdaq rules.
Mr. Franklin is the Chief Financial Officer of Littelfuse, Inc. (Nasdaq: LFUS), an electronics components company. Mr. Franklin joined Littelfuse in 1999 and was instrumental in the company’s becoming a global leader in circuit protection through a series of strategic acquisitions and organic growth initiatives. Mr. Franklin has more than 30 years of finance experience, which includes previous CFO roles at OmniQuip International, Inc., a construction equipment company, and Monarch Marking Systems, a division of Pitney Bowes. He received Bachelor of Arts and Master of Business Administration degrees from Dartmouth College.
“We are pleased that Phil has joined TTM’s Board,” said Kenton K. Alder, CEO and President of TTM Technologies. “His extensive background in finance and international business will strengthen the breadth of experience and expertise of the Board as we look to the future. We look forward to his contributions.”
“I also would like to extend our sincere appreciation to Dick Beck for his dedication and contributions to TTM,” continued Alder. “Over the last 10 years, he has played a key role as a member of the Board of Directors and has provided valuable guidance as TTM has grown and evolved.”
About TTM
TTM Technologies, Inc. is a major global printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttmtech.com.